As filed with the Securities and Exchange Commission on September 26, 2019.

Registration No. 333-230014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-2

Registration Statement

under

the Securities Act Of 1933

Post-Effective Amendment No. 1 ☒
Pre-Effective Amendment ☐

PennantPark Investment Corporation

(Exact name of Registrant as specified in its charter)

590 Madison Avenue

15th Floor

New York, NY 10022

(Address of Principal Executive Offices)

(212) 905-1000

(Registrant’s Telephone Number, Including Area Code)

Arthur H. Penn

c/o PennantPark Investment Corporation

590 Madison Avenue

15th Floor

New York, NY 10022

(Name and Address of Agent for Service)

Copies to:

Thomas Friedmann

David Harris

Dechert LLP

1900 K Street, N.W.

Washington, DC 20006-1110

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:

As may be practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333- 230014) of PennantPark Investment Corporation, or the Registration Statement, is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, or the Securities Act, solely for the purpose of filing exhibits to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C of the Registration Statement as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of a facing page, this explanatory note and Item 25(2) of Part C of the Registration Statement setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

Item 25.	Financial statements and exhibits

2	Exhibits

(a)	Articles of Amendment and Restatement of the Registrant (Incorporated by reference to Exhibit 99(a) to the Registrant’s Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2/A (File No. 333-140092), filed on April 5, 2007).

(b)	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 814-00736), filed on December 2, 2015).

(d)(1)	Form of Share Certificate (Incorporated by reference to Exhibit 99.(d)(1) to the Registrant’s Registration Statement on Form N-2 (File No. 333-150033), filed on April 2, 2008).

(d)(2)	Form of Subscription Certificate (Incorporated by reference to Exhibit 99.(d)(2) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2/A (File No. 333-150033), filed on May 30, 2008).

(d)(3)	Form of Subscription Agent Agreement (Incorporated by reference to Exhibit 99.(d)(4) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2/A (File No. 333-150033), filed on May 30, 2008).

(d)(4)	Form of Warrant Agreement (Incorporated by reference to Exhibit 99.(d)(5) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2/A (File No. 333-150033), filed on May 30, 2008).

(d)(5)*	Form T-1 Statement of Eligibility of Trustee.

(d)(6)	Form of Articles Supplementary (Incorporated by reference to Exhibit 2(d)(7) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2/A (File No. 333-172524), filed August 22, 2011).

(d)(7)	Base Indenture, dated as of January 22, 2013, relating to the 6.25% Senior Notes due 2025, between the Registrant and American Stock Transfer & Trust Company, LLC, as trustee (Incorporated by reference to Exhibit 99.(d)(8) to the Registrant’s Post-Effective Amendment No. 4 to the Registration Statement on Form N-2/A (File No. 333-172524), filed on January 22, 2013).

(d)(8)	First Supplemental Indenture, dated as of January 22, 2013, relating to the 6.25% Senior Notes due 2025, between the Registrant and American Stock Transfer & Trust Company, LLC, as trustee (Incorporated by reference to Exhibit 99.(d)(9) to the Registrant’s Post-Effective Amendment No. 4 to the Registration Statement on Form N-2/A (File No. 333-172524), filed on January 22, 2013).

(d)(9)	Form of 6.25% Senior Notes due 2025 (included as part of Exhibit (d)(8)).

(d)(10)	Second Supplemental Indenture, dated as of September 23, 2014, relating to the 4.50% Notes due 2019, between the Registrant and American Stock Transfer & Trust Company, LLC, as trustee (Incorporated by reference to Exhibit 99 (d)(11) to the Registrant’s Post-Effective Amendment No. 2 to Form N-2 (File No. 333-192782), filed on September 23, 2014.

(d)(11)	Form of 4.50% Senior Notes due 2019 (included as part of Exhibit d(10)).

(e)	Dividend Reinvestment Plan (Incorporated by reference to Exhibit 99.(E) to the Registrant’s Registration Statement on Form N-2 (File No. 333-150033), filed on April 2, 2008).

(g)(1)	First Amended and Restated Investment Advisory Management Agreement between the Registrant and PennantPark Investment Advisers, LLC (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q (File No. 814-00736), filed on February 3, 2016).

(g)(2)	Second Amended and Restated Investment Advisory Management Agreement, dated as of February 6, 2018, between the Registrant and PennantPark Investment Advisers, LLC (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 814-00736), filed on February 7, 2018).

(g)(3)	Third Amended and Restated Investment Advisory Management Agreement, dated as of April 12, 2019, between the Registrant and PennantPark Investment Advisers, LLC (Incorporated by reference to Exhibit (g)(3) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2 (File No. 333-230014), filed on April 12, 2019).

(h)(1)	Form of Underwriting Agreement for equity (Incorporated by reference to Exhibit 99.(H)(1) to the Registrant’s Post-Effective Amendment No. 4 to the Registration Statement on Form N-2/A (File No. 333-150033), filed on February 22, 2010).

(h)(2)	Form of Underwriting Agreement for debt (Incorporated by reference to Exhibit 99.(H)(2) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2/A (File No. 333-150033), filed on May 30, 2008).

(j)	Custodian Agreement between the Registrant and PFPC Trust Company (Incorporated by reference to Exhibit 99.(J)(1) to the Registrant’s Registration Statement on Form N-2 (File No. 333-150033), filed on April 2, 2008).

(k)(1)	Administration Agreement between the Registrant and PennantPark Investment Administration, LLC (Incorporated by reference to Exhibit 99.(K)(1) to the Registrant’s Registration Statement on Form N-2 (File No. 333-150033), filed on April 2, 2008).

(k)(2)	Stock Transfer Agency Agreement between the Registrant and American Stock Transfer and Trust Company (Incorporated by reference to Exhibit 99.(K)(2) to the Registrant’s Registration Statement on Form N-2 (File No. 333-150033), filed on April 2, 2008).

(k)(3)	Trademark License Agreement (Incorporated by reference to Exhibit 99.(K)(3) to the Registrant’s Registration Statement on Form N-2 (File No. 333-150033), filed on April 2, 2008).

(k)(4)	Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of June 25, 2014, among PennantPark Investment Corporation, the lenders party hereto, SunTrust Bank, as administrative agent for the lenders (Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K (File No. 814-00736), filed on June 30, 2014).

(k)(5)	Indemnification Agreement, dated as of November 15, 2016, between PennantPark Investment Corporation and each of the directors and officers listed on Schedule A attached thereto (Incorporated by reference to Exhibit 10.5 on the Registrant’s Annual Report on Form 10-K (File No. 814-00891), filed on November 21, 2016).

(k)(6)	First Omnibus Amendment to Second Amended and Restated Senior Secured Revolving Credit Agreement and Second Amended and Restated Guarantee and Security Agreement, dated as of May 25, 2017, among the Registrant, the lenders party thereto and SunTrust Bank, as administrative agent for the lenders (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 814-00736), filed on August 7, 2017).

(k)(7)	Revolving Credit and Security Agreement by and among PennantPark Investment Funding I, LLC, as borrower, the lenders from time to time parties thereto, BNP Paribas, as administrative agent, PennantPark Investment Corporation, as equityholder, PennantPark Investment Advisers, LLC, as servicer, and The Bank of New York Mellon Trust Company, National Association, as collateral agent, dated as of February 22, 2019 (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 814-00736), filed on February 26, 2019).

(k)(8)	Account Control Agreement by and among PennantPark Investment Funding I, LLC, as pledgor, The Bank of New York Mellon Trust Company, National Association, as secured party, PennantPark Investment Advisers, LLC, as servicer, and The Bank of New York Mellon Trust Company, National Association, as securities intermediary, dated as of February 22, 2019 (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 814-00736), filed on February 26, 2019).

(k)(9)	Custodian Agreement by and among PennantPark Investment Funding I, LLC, The Bank of New York Mellon Trust Company, National Association, as custodian, and The Bank of New York Mellon Trust Company, National Association, as collateral agent, dated as of February 22, 2019 (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 814-00736), filed on February 26, 2019).

(k)(10)	Purchase and Sale Agreement by and between PennantPark Investment Funding I, LLC, as the purchaser, and PennantPark Investment Corporation, as the seller, dated as of February 22, 2019 (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 814-00736), filed on February 26, 2019).

(k)(11)	Second Amendment to the Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of September 4, 2019, by and among PennantPark Investment Corporation, as borrower, the lenders party thereto, SunTrust Bank, as administrative agent and collateral agent, and solely with respect to Section 4.9 of the Amendment, PNNT CI (GALLS) Prime Investment Holdings, LLC, PNNT Investment Holdings, LLC, PNNT New Gulf Resources, LLC, PNNT ecoserve, LLC and PNNT Cascade Environmental Holdings, LLC (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 814-00736), filed on September 9, 2019).

(l)(1)	Opinion and Consent of Venable LLP. (Incorporated by reference to Exhibit (l)(1) to the Registration Statement on Form N-2 (File No. 333-230014), filed on March 1, 2019).

(l)(2)	Opinion and Consent of Dechert LLP. (Incorporated by reference to Exhibit (l)(2) to the Registration Statement on Form N-2 (File No. 333-230014), filed on March 1, 2019).

(n)(1)	Consent of RSM US LLP (Incorporated by reference to Exhibit (n)(1) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2 (File No. 333-230014), filed on April 12, 2019).

(n)(2)	Report of RSM US LLP regarding senior securities table contained herein (Incorporated by reference to Exhibit (n)(2) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2 (File No. 333-230014), filed on April 12, 2019).

(n)(3)	Awareness Letter of RSM US LLP (Incorporated by reference to Exhibit (n)(3) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2 (File No. 333-230014), filed on April 12, 2019).

(n)(4)	Consent of EisnerAmper LLP (Incorporated by reference to Exhibit (n)(4) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2 (File No. 333-230014), filed on April 12, 2019).

(r)	Joint Code of Ethics of the Registrant, PennantPark Floating Rate Capital Ltd. and PennantPark Investment Advisers, LLC (Incorporated by reference to Exhibit 14.1 to the Registrant’s Report on Form 10-K (File No. 814-00736), filed on November 15, 2018).

(s)(1)	Form of Prospectus Supplement For Common Stock Offerings (Incorporated by reference to Exhibit (s)(1) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2/A (File No. 333-172524), filed on August 22, 2011).

(s)(2)	Form of Prospectus Supplement For Preferred Stock Offerings (Incorporated by reference to Exhibit (s)(2) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2/A (File No. 333-172524), filed on August 22, 2011).

(s)(3)	Form of Prospectus Supplement For Debt Offerings (Incorporated by reference to Exhibit (s)(3) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2/A (File No. 333-172524), filed on August 22, 2011).

(s)(4)	Form of Prospectus Supplement For Rights Offerings (Incorporated by reference to Exhibit (s)(4) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2/A (File No. 333-172524), filed on August 22, 2011).

(s)(5)	Form of Prospectus Supplement For Warrant Offerings (Incorporated by reference to Exhibit (s)(5) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2/A (File No. 333-172524), filed on August 22, 2011).

(s)(6)	Audited Financial Statements of Superior Digital Displays Holdings, Inc. and Subsidiaries as of and for the year ended September 30, 2018 (Incorporated by reference to Exhibit (s)(6) to the Registrant’s Pre-Effective Amendment to the Registration Statement on Form N-2 (File No. 333-230014), filed on April 12, 2019).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 26th day of September 2019.

By:	/s/ ARTHUR H. PENN
Name:	Arthur H. Penn
Title:	Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 has been signed by the following persons in the capacities set forth below on the 26th day of September 2019.

Name	Title

/S/ ARTHUR H. PENN	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
Arthur H. Penn

/S/ AVIV EFRAT
Aviv Efrat	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

*
Adam K. Bernstein	Director

*
Jeffrey Flug	Director

*
Marshall Brozost	Director

*
Samuel L. Katz	Director

*	Signed by Aviv Efrat on behalf of those identified pursuant to his designation as attorney-in-fact signed on March 1, 2019.